EXHIBIT 21
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                              SUBSIDIARIES

Beck Evaluation and Testing Associates, Inc.          New York corporation
Assessment and Evaluation Concepts Inc.               Massachusetts corporation
Achievement Data, Inc.                                Minnesota corporation